Exhibit 99.3

December 2, 2020

Board of Directors

Pioneer Natural Resources Company

777 Hidden Ridge

Irving, TX 75038

Re:	Amendment No. 1 to Registration Statement on Form S-4 of Pioneer Natural Resources Company (file No. 333-250888), filed December 2, 2020 (the “Amended Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated October 20, 2020 (“Opinion Letter”), with respect to the fairness from a financial point of view to Pioneer Natural Resources Company (the “Company”) of the exchange ratio of 0.1252 shares of common stock, par value $0.01 per share, of the Company to be issued in exchange for each share of Class A common stock, par value $0.01 per share, of Parsley Energy, Inc. (“Parsley Energy”) and each Unit of Parsley Energy, LLC (“Parsley LLC”) not held by Parsley Energy, pursuant to the Agreement and Plan of Merger, dated as of October 20, 2020, by and among the Company, Pearl First Merger Sub Inc., a wholly owned subsidiary of the Company, Pearl Second Merger Sub LLC, a wholly owned subsidiary of the Company, Pearl Opco Merger Sub LLC, a wholly owned subsidiary of the Company, Parsley Energy and Parsley LLC.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Amended Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinions of Pioneer’s Financial Advisors,” “The Mergers—Background of the Mergers,” “The Mergers—Recommendation of the Pioneer Board and Reasons,” “The Mergers—Opinion of Goldman Sachs & Co. LLC,” and “The Mergers—Certain Pioneer Unaudited Prospective Financial and Operating Information” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Amended Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Amended Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Amended Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)